UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 2, 2011

Serena Software, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-25285	94-2669809
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 Seaport Boulevard, Redwood City, California	94063-5587
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 481-3400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 2, 2011, Serena Software, Inc. (“Serena”), certain of the lenders party to the Credit Agreement (as defined below), and Barclays Bank PLC, entered into an Amendment Agreement (the “Amendment”) that amended and restated Serena’s credit agreement, dated as of March 10, 2006 (as amended, the “Credit Agreement”), among Serena, the lenders from time to time party thereto, Lehman Commercial Paper Inc., as administrative agent and collateral agent, and the other agents, arrangers and bookrunners party thereto. The Amendment, among other things, extends the final maturity date for the repayment of a portion of the term loans outstanding under the Credit Agreement, extends the commitment termination date of the commitments for a portion of Serena’s revolving credit facility and provides for additional flexibility in the financial covenant levels. In addition, pursuant to the Amendment, Lehman Commercial Paper Inc. resigned as administrative agent, collateral agent, swingline lender and letter of credit issuer under the Credit Agreement and was replaced in such roles by Barclays Bank PLC.

As a result of the Amendment, $191.1 million (the “extended term loans”) of the existing term loans were extended and now mature on March 10, 2016 and $20.0 million (the “extended revolving commitments”) of the existing revolving credit commitments were extended and now terminate on March 10, 2015. The term loans that were not extended, $124.9 million (the “non-extended term loans”), and the revolving credit commitments that were not extended, $55.0 million (the “non-extended revolving commitments”), will continue to mature on March 10, 2013 and March 10, 2012, respectively. The non-extended term loans and the non-extended revolving commitments will have the same pricing terms as were in effect before the Amendment. As a result of the Amendment, the maximum total leverage ratio will step up to 5.50x through the test periods ending through July 31, 2012 and will step down to 5.00x thereafter. Immediately before the effectiveness of the Amendment, the maximum total leverage ratio was 5.00x. The Amendment also provides Serena the ability to incur additional secured debt obligations, subject to certain conditions.

After giving effect to the Amendment, the aggregate principal amount outstanding under the Credit Agreement was not increased. However, the interest rate margins were increased by 200 basis points for the extended term loans and the extended revolving commitments. The extended term loans will continue to amortize in the same manner as before the Amendment.

In connection with the Amendment, Serena amended and restated its security agreement (as amended, the “Security Agreement”) and pledge agreement (as amended, the “Pledge Agreement”), each dated as of March 10, 2006, to reflect the appointment of Barclays Bank PLC, as collateral agent, under such agreements and to allow the incurrence of future secured debt obligations, as permitted by the Credit Agreement.

Copies of the Amendment, the Credit Agreement, the Security Agreement and the Pledge Agreement will be filed as exhibits to Serena’s Annual Report on Form 10-K for the fiscal year ended January 31, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SERENA SOFTWARE, INC.

By:	/s/ Edward F. Malysz
Name: Edward F. Malysz
Title: Senior Vice President, General Counsel

Date: March 7, 2011

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